Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Weststar Financial Services Corporation and Subsidiary:

We consent to the incorporation by reference in the registration statements on Form S-8 of Weststar Financial Services Corporation and Subsidiary of our report dated March 5, 2008 with respect to the consolidated financial statements of Weststar Financial Services Corporation and Subsidiary which report appears in this Annual Report on Form 10-KSB of Weststar Financial Services Corporation and Subsidiary for the year ended December 31, 2007.

Charlotte, North Carolina
March 17, 2008